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[TIAA-CREF LOGO]
Teachers Insurance and Annuity Association
College Retirement Equities Fund
730 Third Avenue/New York, NY 10017-3206
212 490-9000

                                                March 1, 2001

The Board of Trustees
TIAA-CREF Life Funds
730 Third Avenue
New York, New York  10071-3206

Ladies and Gentlemen:

              This is to inform you that Teachers Advisors, Inc. ("Advisors") has voluntarily chosen to extend the time period of the waiver of a portion of the fees it is otherwise entitled to receive for managing the assets of each portfolio of the TIAA-CREF Life Funds (the "Fund") under the Investment Management Agreement dated November 30, 1998, as amended, by and between the Fund and Advisors, effective April 1, 2001. The waiver shall continue to operate until July 1, 2006.

              As previously provided in the waiver letter dated February 29, 2000, the waivers shall be as follows:

              The waiver for the Growth Equity Fund will be based on an effective annual rate of 0.21% of the net assets of the Growth Equity Fund portfolio with the result that the fee due to Advisors during the covered period shall be based on an effective annual rate of 0.25%.

              The waiver for the Growth & Income Fund will be based on an effective annual rate of 0.21% of the net assets of the Growth & Income Fund portfolio with the result that the fee due to Advisors during the covered period shall be based on an effective annual rate of 0.23%.

              The waiver for the International Equity Fund will be based on an effective annual rate of 0.24% of the net assets of the International Equity Fund portfolio with the result that the fee due to Advisors during the covered period shall be based on an effective annual rate of 0.29%.

              The waiver for the Stock Index Fund will be based on an effective annual rate of 0.23% of the net assets of the Stock Index Fund portfolio with the result that the fee due to Advisors during the covered period shall be based on an effective annual rate of 0.07%.


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              The waiver for the Social Choice Equity Fund will be based on an effective annual rate of 0.21% of the net assets of the Social Choice Equity Fund portfolio with the result that the fee due to Advisors during the covered period shall be based on an effective annual rate of 0.18%.



                                         Sincerely,

                                         TEACHERS ADVISORS, INC.

                                 By:      /s/ Scott C. Evans
                                         ------------------------------------
                                         Scott C. Evans
                                         Executive Vice President